Exhibit 10.2
Execution Version

ASSET PURCHASE AGREEMENT
(Beeson Pipeline)
between
HOLLY CORPORATION,
NAVAJO PIPELINE CO., L.P.
as Seller,
and
HEP PIPELINE, L.L.C.
as Buyer
Dated as of December 1, 2009

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TABLE OF CONTENTS
(continued)

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Exhibits:
Exhibit A	—	Form of Assignment and Assumption Agreement
Exhibit B	—	Form of Bill of Sale
Exhibit C	—	Form of Restated Crude Pipelines Agreement
Exhibit D	—	Form of Restated Omnibus Agreement
Exhibit E	—	Form of Subordinate Mortgage

Schedules:
Schedule 2.1(a)(i)	—	Real Property

Schedule 2.1(a)(iv)	—	Construction Contracts

Schedule 4.3	—	Consents

Schedule 4.8	—	Permits

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ASSET PURCHASE AGREEMENT
(Beeson Pipeline)
     THIS ASSET PURCHASE AGREEMENT (this “Agreement”) dated as of December 1, 2009, is made and entered into by and among Holly Corporation, a Delaware corporation (“Holly”), Navajo Pipeline Co., L.P., a Delaware limited partnership (the “Seller”), and HEP Pipeline, L.L.C., a Delaware limited liability company (the “Buyer”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”
     WHEREAS, Buyer wishes to purchase the Seller’s crude oil pipeline having a diameter of 8” and extending approximately 37 miles from Beeson station to Lovington, New Mexico (the “Pipeline”), as well as the associated right of way and rights under any construction contracts relating to the original construction of such pipeline; and
     WHEREAS, contemporaneously with the execution and delivery of this Agreement, (i) Seller has entered into an LLC Interest Purchase Agreement pursuant to which Seller has agreed to sell all of the limited liability company interests of Roadrunner Pipeline, L.L.C. (“Roadrunner LLC”) to an affiliate of Buyer, which Roadrunner LLC owns a pipeline known as the Roadrunner Pipeline (the “Roadrunner Pipeline”), and (ii) an affiliate of Seller has entered into a throughput agreement with an affiliate of Buyer regarding it and its affiliates’ use of and tariffs payable with regard to the Roadrunner Pipeline (the “Roadrunner Throughput Agreement”);
     WHEREAS, the Parties wish to (i) amend certain provisions of the Omnibus Agreement (as defined below) and (ii) amend certain provisions of the Crude Pipelines Agreement (as defined below).
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein and in the Restated Omnibus Agreement (as well as (i) the execution and delivery of the Roadrunner Throughput Agreement by an affiliate of Seller and (ii) the execution and delivery of the Restated Crude Pipelines Agreement to add the Pipeline to that agreement without any other changes in the terms or tariffs payable thereunder), and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINED TERMS
     1.1 Defined Terms. Unless the context expressly requires otherwise, the respective terms defined in this Section 1.1 shall, when used in this Agreement, have the respective meanings herein specified, with each such definition to be equally applicable both to the singular and the plural forms of the term so defined.
     “Action” shall mean any claim, action, suit, investigation, inquiry, proceeding, condemnation or audit by or before any court or other Governmental Entity or any arbitration proceeding.
     “affiliate” means, with respect to a specified person, any other person controlling, controlled by or under common control with that first person. As used in this definition, the term “control” includes (i) with respect to any person having voting securities or the equivalent and elected directors, managers or persons performing similar functions, the ownership of or power to vote, directly or indirectly, voting securities or the equivalent representing 50% or more of the power to vote in the election of directors, managers or persons performing similar functions, (ii) ownership of 50% or more of the equity or equivalent interest in any person and (iii) the ability to direct the business and affairs of any person by acting as a general partner, manager or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, the Seller, on the one hand, and the Buyer, on the other hand, shall not be considered affiliates of each other.
     “Agreement” shall have the meaning set forth in the preamble.
     “Ancillary Documents” means, collectively, the Buyer Ancillary Documents and the Seller Ancillary Documents.
     “Applicable Law” means any applicable statute, law, regulation, ordinance, rule, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, agreement, requirement, or other governmental restriction or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued under any of the foregoing by, or any determination by any Governmental Entity having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect and in each case as amended (including, without limitation, all of the terms and provisions of the common law of such Governmental Entity), as interpreted and enforced at the time in question.
     “Arbitrable Dispute” means any and all disputes, Claims, controversies and other matters in question between Seller, on the one hand, and Buyer, on the other hand, arising out of or relating to this Agreement or the alleged breach hereof, or in any way relating to the subject matter of this Agreement regardless of whether (a) allegedly extra-contractual in nature, (b) sounding in contract, tort or otherwise, (c) provided for by Applicable Law or otherwise or (d) seeking damages or any other relief, whether at law, in equity or otherwise.
     “Assignment and Assumption Agreement” shall have the meaning set forth in Section 3.2(a).
     “Assumed Liabilities” means all obligations and liabilities of the Seller with respect to the Transferred Assets.
     “Bill of Sale” shall have the meaning set forth in Section 3.2(b).
     “business day” means any day on which banks are open for business in Texas, other than Saturday or Sunday.
     “Buyer” shall have the meaning set forth in the preamble.
     “Buyer Ancillary Documents” means each agreement, document, instrument or certificate to be delivered by the Buyer, or its affiliates, at the Closing pursuant to Section 3.3 hereof and each other document or Contract entered into by the Buyer, or its affiliates, in connection with this Agreement or the Closing.
     “Buyer Indemnified Costs” means (a) any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs, and expenses (including court costs and reasonable attorneys’ fees and expenses incurred in investigating and preparing for any litigation or proceeding) that any of the Buyer Indemnified Parties incurs and that arise out of or relate to (i) any breach of a representation, warranty or covenant of Seller under this Agreement or (ii) any obligations or duties of Seller under any Construction Contract (including any change orders agreed to by the parties to such Construction Contracts prior to the Effective Time, whether or not such change order has properly been documented as of the Effective Time) and also including the Seller’s payment obligations under such Construction Contracts and the cost to complete construction of the Pipeline as set forth in such Construction Contracts, and (b) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, and expenses, including reasonable legal fees and expenses, incident to any of the foregoing. Notwithstanding anything in the foregoing to the contrary, Buyer Indemnified Costs shall exclude any and all indirect, consequential, punitive or exemplary damages (other than those that are a result of (x) a third-party claim for such indirect, consequential, punitive or exemplary damages or (y) the gross negligence or willful misconduct of Seller).
     “Buyer Indemnified Parties” means Buyer and each officer, director, partner, manager, employee, consultant, stockholder, and affiliate of Buyer, including, without limitation, the Partnership.
     “Claim” means any existing or threatened future claim, demand, suit, action, investigation, proceeding, governmental action or cause of action of any kind or character (in each case, whether civil, criminal, investigative or administrative), known or unknown, under any theory, including those based on theories of contract, tort, statutory liability, strict liability, employer liability, premises liability, products liability, breach of warranty or malpractice.
     “Claimant” shall have the meaning set forth in Section 10.5.
     “Closing” shall have the meaning set forth in Section 3.1.
     “Closing Date” shall have the meaning set forth in Section 3.1.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Consents” means all notices to, authorizations, consents, Orders or approvals of, or registrations, declarations or filings with, or expiration of waiting periods imposed by, any Governmental Entity, and any notices to, consents or approvals of any other third party, in each case that are required by applicable Law or by Contract in order to consummate the transactions contemplated by this Agreement and the Ancillary Documents.
     “Contract” means any written or oral contract, agreement, indenture, instrument, note, bond, loan, lease, mortgage, franchise, license agreement, purchase order, binding bid or offer, binding term sheet or letter of intent or memorandum, commitment, letter of credit or any other legally binding arrangement, including any amendments or modifications thereof and waivers relating thereto.
     “Construction Contracts” means the Contracts relating to the original construction of the Pipeline.
     “Crude Pipelines Agreement” shall have the meaning set forth in Section 3.2(c).
     “Effective Time” shall have the meaning set forth in Section 3.1.

     “Encumbrance” means any mortgage, pledge, charge, hypothecation, claim, easement, right of purchase, security interest, deed of trust, conditional sales agreement, encumbrance, interest, option, lien, right of first refusal, right of way, defect in title, encroachments or other restriction, whether or not imposed by operation of Law, any voting trust or voting agreement, stockholder agreement or proxy.
     “Governmental Entity” means any Federal, state, local or foreign court or governmental agency, authority or instrumentality or regulatory body.
     “Holly” means Holly Corporation, a Delaware corporation.
     “Indemnified Costs” means the Buyer Indemnified Costs and the Seller Indemnified Costs, as applicable.
     “Indemnified Party” means the Buyer Indemnified Parties and the Seller Indemnified Parties.
     “Indemnifying Party” has the meaning set forth in Section 9.2.
     “knowledge” and any variations thereof or words to the same effect shall mean (i) with respect to the Seller, actual knowledge after reasonable inquiry of the following persons: David L. Lamp and George J. Damiris; and (ii) with respect to the Buyer, actual knowledge after reasonable inquiry of the following persons: David G. Blair and Mark Cunningham.
     “Laws” means all statutes, laws, rules, regulations, Orders, ordinances, writs, injunctions, judgments and decrees of all Governmental Entities.
     “Material Adverse Effect” means any adverse change, circumstance, effect or condition in or relating to the assets, financial condition, results of operations, or business of any person that materially affects the business of such person or that materially impedes the ability of any person to consummate the transactions contemplated hereby, other than any change, circumstance, effect or condition in the refining or pipelines industries generally (including any change in the prices of crude oil, natural gas, natural gas liquids, feedstocks or refined products or other hydrocarbon products, industry margins or any regulatory changes or changes in Law) or in United States or global economic conditions or financial markets in general. Any determination as to whether any change, circumstance, effect or condition has a Material Adverse Effect shall be made only after taking into account all effective insurance coverages and effective third-party indemnifications with respect to such change, circumstance, effect or condition.
     “Omnibus Agreement” means that certain Second Amended and Restated Omnibus Agreement entered into and effective as of August 1, 2009, by and among Holly, Navajo Pipeline, Holly Logistic Services, L.L.C., a Delaware limited liability company, the Partnership, Holly Energy Partners-Operating, L.P., HEP Logistics GP, L.L.C., a Delaware limited liability company and HEP Logistics Holdings, L.P., a Delaware limited partnership, and the other Holly affiliates and Partnership affiliates signatory thereto, and as amended and restated as of the Closing Date.

     “Order” means any order, writ, injunction, decree, compliance or consent order or decree, settlement agreement, schedule and similar binding legal agreement issued by or entered into with a Governmental Entity.
     “Partnership” means Holly Energy Partners, L.P., a Delaware limited partnership.
     “Party” and “Parties” shall have the meanings set forth in the preamble.
     “Payment Obligations” shall have the meanings set forth in Section 12.1.
     “Permits” shall have the meaning set forth in Section 4.8.
     “Permitted Encumbrances” means (i) statutory liens for current taxes or assessments not yet due or delinquent or the validity of which are being contested in good faith by appropriate proceedings; (ii) mechanics’, carriers’, workers’, repairmen’s, landlord’s and other similar liens imposed by law arising or incurred in the ordinary course of business with respect to charges not yet due and payable; and (iii) such other encumbrances, if any, which were not incurred in connection with the borrowing of money or the advance of credit and which do not materially detract from the value of or interfere with the present use, or any use presently anticipated by the Seller, of the property subject thereto or affected thereby, and including without limitation capital leases.
     “person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.
     “Pipeline” shall have the meaning set forth in the recitals.
     “Post Closing Consents” means (i) any consent, approval or permit of, or filing with or notice to, any Governmental Entity, railroad company or public utility which has issued or granted any permit, license, right of way, lease or other authorizations permitting any part of any Pipeline to cross or be placed on land owned or controlled by such Governmental Entity, railroad company or public utility and (ii) any consent, approval or permit of, or filing with or notice to, any Governmental Entity or other third party that, in the case of both clause (i) and (ii), is customarily obtained or made after closing in connection with transactions similar in nature to the transactions contemplated hereby.
     “Purchase Price” shall have the meaning set forth in Section 2.2(a).
     “Real Property” shall have the meaning set forth in Section 2.1(a)(i)
     “Respondent” shall have the meaning set forth in Section 10.5.
     “Restated Omnibus Agreement” shall have the meaning set forth in Section 3.2(d).
     “Seller” shall have the meaning set forth in the preamble.
     “Seller Ancillary Documents” shall mean each agreement, document, instrument or certificate to be delivered by the Seller, or its affiliates, at the Closing pursuant to Section 3.2 hereof and each other document or Contract entered into by the Seller, or its affiliates, in connection with this Agreement or the Closing.

     “Seller Indemnified Costs” means (a) any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs, and expenses (including court costs and reasonable attorneys’ fees and expenses incurred in investigating and preparing for any litigation or proceeding) that any of the Seller Indemnified Parties incurs and that arise out of or relate to any breach of a representation, warranty or covenant of Buyer under this Agreement, and (b) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, and expenses, including reasonable legal fees and expenses, incident to any of the foregoing. Notwithstanding anything in the foregoing to the contrary, Seller Indemnified Costs shall exclude any and all indirect, consequential, punitive or exemplary damages (other than those that are a result of (x) a third-party claim for such indirect, consequential, punitive or exemplary damages or (y) the gross negligence or willful misconduct of Buyer).
     “Seller Indemnified Parties” means Seller and each officer, director, partner, manager, employee, consultant, stockholder, and affiliate of Seller, including, without limitation, Holly.
     “third-party action” has the meaning set forth in Section 9.2.
     “Transferred Assets” shall have the meaning set forth in Section 2.1(a).
ARTICLE II
TRANSFER OF ASSETS, ASSUMPTION OF
LIABILITIES AND AGGREGATE CONSIDERATION
     2.1 Sale of Assets and Assumption of Liabilities.
          (a) Subject to all of the terms and conditions of this Agreement, Seller hereby sells, assigns, transfers and conveys to the Buyer, and the Buyer hereby purchases and acquires from the Seller, the following assets (the “Transferred Assets”), free and clear of all Encumbrances, other than Permitted Encumbrances:
               (i) all of Seller’s right, title, and interest in real property, rights-of-way, easements, and pipelines related to the Pipeline (the “Real Property”), as more particularly described in Schedule 2.1(a)(i); provided, however, that the Parties acknowledge that some of the easements constituting the Real Property were issued to and are in the name of the Buyer or an affiliate of Buyer as grantee, and, notwithstanding anything to the contrary herein, Seller has no right, title and interests in such easements to convey;
               (ii) all of Seller’s equipment, machinery, fixtures and other tangible personal property and improvements located on the Real Property or used or held for use primarily in connection with the operation of the Pipeline;
               (iii) the Permits, including, but not limited to, those set forth on Schedule 4.8;
               (iv) the Construction Contracts, including, but not limited to, those set forth on Schedule 2.1(a)(iv); and
               (v) all other assets used or held for use primarily in connection with or constituting the Pipeline.

          (b) Buyer hereby assumes all of the Assumed Liabilities.
     2.2 Consideration.
          (a) The aggregate consideration to be paid by the Buyer for the Transferred Assets shall be $11,000,000 (the “Purchase Price”).
          (b) The Purchase Price shall be paid at the Closing by wire transfer of immediately available funds to the accounts specified by Seller.
ARTICLE III
CLOSING
     3.1 Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place simultaneously with the execution of this Agreement. The date of the Closing is referred to herein as the “Closing Date” and the Closing is deemed to be effective as of 12:01 a.m., Dallas, Texas time, on the Closing Date (the “Effective Time”).
     3.2 Deliveries by the Seller. At the Closing, the Seller shall deliver, or cause to be delivered, to the Buyer the following:
          (a) A counterpart of the Assignment and Assumption Agreement relating to the Construction Contracts substantially in the form of Exhibit A attached hereto (the “Assignment and Assumption Agreement”), duly executed by the Seller.
          (b) The Assignment, Conveyance and Bill of Sale substantially in the form of Exhibit B attached hereto (the “Bill of Sale”), duly executed by the Seller.
          (c) A counterpart of the Amended and Restated Crude Pipelines and Tankage Agreement substantially in the form of Exhibit C attached hereto (the “Crude Pipelines Agreement”), duly executed by Navajo Refining Company, L.L.C., Holly Refining & Marketing Company — Woods Cross, and Holly Refining & Marketing Company.
          (d) A counterpart of the Third Amended and Restated Omnibus Agreement substantially in the form of Exhibit D attached hereto (the “Restated Omnibus Agreement”), duly executed by Holly and each applicable subsidiary of Holly (excluding the Partnership, HEP Logistics Holdings, L.P., Holly Logistic Services, L.L.C. and their subsidiaries).
          (e) Evidence in form and substance reasonably satisfactory to the Buyer of the release and termination of all Encumbrances on the Transferred Assets, other than Permitted Encumbrances.
          (f) A properly executed certificate, in the form prescribed by Treasury regulations under Section 1445 of the Code, stating that Navajo Holdings, Inc. (the person from whom Seller is disregarded as an entity for U.S. federal in come tax purposes) is not a “foreign person” within the meaning of Section 1445 of the Code.
     3.3 Deliveries by the Buyer. At the Closing (or such later date as may be set forth below), the Buyer shall deliver, or cause to be delivered, to the Seller the following:

          (a) A counterpart of the Assignment and Assumption Agreement duly executed by the Buyer.
          (b) The Purchase Price as provided in Section 2.2(b).
          (c) A counterpart to the Crude Pipelines Agreement, duly executed by the Holly Energy Partners-Operating, L.P., Buyer, and HEP Woods Cross, L.L.C.
          (d) A counterpart of the Restated Omnibus Agreement, duly executed by the Partnership, HEP Logistics Holdings, L.P., Holly Logistic Services, L.L.C. and each applicable subsidiary of such entities.
          (e) Simultaneous with the delivery of a senior mortgage by Buyer as required under its credit facility (but in no event later than 30 days following the Closing Date), the Buyer shall execute and deliver to the Seller the subordinate mortgage and deed of trust substantially in the form of Exhibit E attached hereto.
     3.4 Prorations. On the Closing Date, or as promptly as practicable following the Closing Date, but in no event later than 60 calendar days thereafter, the real, if any, and personal property taxes, water, gas, electricity and other utilities, local business or other license fees to the extent assigned and other similar periodic charges payable with respect to the Transferred Assets shall be prorated between the Buyer, on the one hand, and the Seller, on the other hand, effective as of the Effective Time with the Seller being responsible for amounts related to the period prior to but excluding the Effective Time and the Buyer being responsible for amounts related to the period at and after the Effective Time. If the final property tax rate or final assessed value for the current tax year is not established by the Closing Date, the prorations shall be made on the basis of the rate or assessed value in effect for the preceding tax year and shall be adjusted when the exact amounts are determined. All such prorations shall be based upon the most recent available assessed value available prior to the Closing Date.
     3.5 Closing Costs; Transfer Taxes and Fees.
          (a) Allocation of Costs. The Buyer shall pay the cost of all sales, transfer and use taxes arising out of the transfer of the Transferred Assets pursuant to this Agreement, and all costs and expenses (including recording fees and real estate transfer taxes and real estate transfer stamps) incurred in connection with obtaining or recording title to the Company’s assets.
          (b) Reimbursement. If the Buyer, on the one hand, or the Seller, on the other hand, pays any tax agreed to be borne by the other Party under this Agreement, such other Party shall promptly reimburse the paying Party for the amounts so paid. If any Party receives any tax refund or credit applicable to a tax paid by another Party hereunder, the receiving Party shall promptly pay such amounts to the Party entitled thereto.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLER
     The Seller hereby represents and warrants to the Buyer that as of the date of this Agreement:

     4.1 Organization. Seller is an entity duly organized, validly existing and in good standing under the Laws of its state of organization.
     4.2 Authorization. Seller has full limited liability company power and authority to execute, deliver, and perform this Agreement and any Seller Ancillary Documents to which it is a party. The execution, delivery, and performance by the Seller of this Agreement and the Seller Ancillary Documents and the consummation by the Seller of the transactions contemplated hereby and thereby, have been duly authorized by all necessary limited liability company action of the Seller. This Agreement has been duly executed and delivered by the Seller and constitutes, and each such Seller Ancillary Document executed or to be executed by the Seller has been, or when executed will be, duly executed and delivered by the Seller and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of the Seller, enforceable against it in accordance with their terms, except to the extent that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting creditors’ rights and remedies generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.
     4.3 No Conflicts or Violations; No Consents or Approvals Required. The execution, delivery and performance by the Seller of this Agreement and the other Seller Ancillary Documents to which it is a party does not, and the consummation of the transactions contemplated hereby and thereby will not, (a) violate, conflict with, or result in any breach of any provision of the Seller’s organizational documents or (b) subject to obtaining the Consents or making the registrations, declarations or filings set forth in the next sentence, violate in any material respect any applicable Law or material contract binding upon the Seller. No Consent of any Governmental Entity or any other person is required for the Seller in connection with the execution, delivery and performance of this Agreement and the Seller Ancillary Documents to which the Seller is a party or the consummation of the transactions contemplated hereby or thereby, except as set forth in Schedule 4.3 and except for Post Closing Consents.
     4.4 Absence of Litigation. There is no Action pending or, to the knowledge of the Seller, threatened against the Seller or any of its affiliates relating to the transactions contemplated by this Agreement or the Ancillary Documents or the Transferred Assets or which, if adversely determined, would reasonably be expected to materially impair the ability of the Seller to perform its obligations and agreements under this Agreement or the Seller Ancillary Documents and to consummate the transactions contemplated hereby and thereby or that would constitute Assumed Liabilities.
     4.5 Title to Transferred Assets.
          (a) Except as expressly set forth herein, the Seller has good and indefeasible title to the Transferred Assets, free and clear of all Encumbrances other than Permitted Encumbrances.
          (b) There has not been granted to any person, and no person possesses, any right of first refusal to purchase any of the Transferred Assets, except pursuant to this Agreement and the Omnibus Agreement.

     4.6 Condition of Pipeline. To the Seller’s knowledge, the Pipeline is in good operating condition and repair (normal wear and tear excepted), is free from material defects (patent and latent), is suitable for the purposes for which it is currently used and is not in need of material maintenance or repairs except for ordinary routine maintenance and repairs.
     4.7 Brokers and Finders. No investment banker, broker, finder, financial advisor or other intermediary has been retained by or is authorized to act on behalf of the Seller who is entitled to receive from the Buyer any fee or commission in connection with the transactions contemplated by this Agreement.
     4.8 Permits. Seller owns or holds all permits, licenses, variances, exemptions, Orders, franchises and approvals of all Governmental Entities necessary for the lawful ownership and operation of the Transferred Assets (collectively, the “Permits”) including, without limitation, those identified in Schedule 4.8. Each Permit is in full force and effect, and Seller is in compliance with all of its obligations with respect thereto. To the knowledge of Seller, no event has occurred that causes, or upon the giving of notice or the lapse of time or otherwise would cause, revocation or termination of any Permit. Upon execution and delivery of the Bill of Sale, all Permits shall be, subject to Permitted Encumbrances, owned or held by Buyer at Closing.
     4.9 WAIVERS AND DISCLAIMERS. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES AND OTHER COVENANTS AND AGREEMENTS MADE BY THE PARTIES IN THIS AGREEMENT, THE ANCILLARY DOCUMENTS AND THE OMNIBUS AGREEMENT, THE PARTIES HERETO ACKNOWLEDGE AND AGREE THAT NONE OF THE PARTIES HAS MADE, DOES NOT MAKE, AND EACH SUCH PARTY SPECIFICALLY NEGATES AND DISCLAIMS, ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR WRITTEN, PAST OR PRESENT, REGARDING (I) THE VALUE, NATURE, QUALITY OR CONDITION OF THE TRANSFERRED ASSETS INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL, GEOLOGY OR ENVIRONMENTAL CONDITION OF THE TRANSFERRED ASSETS GENERALLY, INCLUDING THE PRESENCE OR LACK OF HAZARDOUS SUBSTANCES OR OTHER MATTERS ON THE TRANSFERRED ASSETS, (II) THE INCOME TO BE DERIVED FROM THE TRANSFERRED ASSETS, (III) THE SUITABILITY OF THE TRANSFERRED ASSETS FOR ANY AND ALL ACTIVITIES AND USES THAT MAY BE CONDUCTED THEREON, (IV) THE COMPLIANCE OF OR BY THE TRANSFERRED ASSETS OR THEIR OPERATION WITH ANY LAWS (INCLUDING WITHOUT LIMITATION ANY ZONING, ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS), OR (V) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE TRANSFERRED ASSETS. EXCEPT TO THE EXTENT PROVIDED IN THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE OMNIBUS AGREEMENT, NONE OF THE PARTIES IS LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE TRANSFERRED ASSETS FURNISHED BY ANY AGENT, EMPLOYEE, SERVANT OR THIRD PARTY. EXCEPT TO THE EXTENT PROVIDED IN THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE OMNIBUS AGREEMENT,

EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE TRANSFER AND CONVEYANCE OF THE TRANSFERRED ASSETS SHALL BE MADE IN AN “AS IS,” “WHERE IS” CONDITION WITH ALL FAULTS, AND THE TRANSFERRED ASSETS ARE TRANSFERRED AND CONVEYED SUBJECT TO ALL OF THE MATTERS CONTAINED IN THIS SECTION. THIS SECTION SHALL SURVIVE THE TRANSFER AND CONVEYANCE OF THE TRANSFERRED ASSETS OR THE TERMINATION OF THIS AGREEMENT. THE PROVISIONS OF THIS SECTION HAVE BEEN NEGOTIATED BY THE PARTIES AFTER DUE CONSIDERATION AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE TRANSFERRED ASSETS THAT MAY ARISE PURSUANT TO ANY LAW NOW OR HEREAFTER IN EFFECT, OR OTHERWISE, EXCEPT AS SET FORTH IN THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE OMNIBUS AGREEMENT.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE BUYER
     The Buyer hereby represents and warrants to the Seller that as of the date of this Agreement:
     5.1 Organization. The Buyer is an entity duly organized, validly existing and in good standing under the Laws of its state of organization.
     5.2 Authorization. The Buyer has full limited liability company power and authority to execute, deliver, and perform this Agreement and any Buyer Ancillary Documents to which it is a party. The execution, delivery, and performance by the Buyer of this Agreement and the Buyer Ancillary Documents and the consummation by the Buyer of the transactions contemplated hereby and thereby, have been duly authorized by all necessary liability company action of the Buyer. This Agreement has been duly executed and delivered by the Buyer and constitutes, and each such Buyer Ancillary Document executed or to be executed the Buyer has been, or when executed will be, duly executed and delivered by the Buyer and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of the Buyer, enforceable against it in accordance with their terms, except to the extent that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting creditors’ rights and remedies generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.
     5.3 No Conflicts or Violations; No Consents or Approvals Required. The execution, delivery and performance by the Buyer of this Agreement and the Buyer Ancillary Documents to which it is a party does not, and consummation of the transactions contemplated hereby and thereby will not, (i) violate, conflict with, or result in any breach of any provisions of the Buyer’s organizational documents or (ii) subject to obtaining the Consents or making the registrations, declarations or filings set forth in the next sentence, violate any applicable Law or material contract binding upon the Buyer. No Consent of any Governmental Entity or any other person is required for the Buyer in connection with the execution, delivery and performance of this Agreement and the other Buyer Ancillary Documents to which the Buyer is a party or the consummation of the transactions contemplated hereby and thereby.

     5.4 Absence of Litigation. There is no Action pending or, to the knowledge of the Buyer, threatened against the Buyer or any of its affiliates relating to the transactions contemplated by this Agreement or the Ancillary Documents or which, if adversely determined, would reasonably be expected to materially impair the ability of the Buyer to perform its obligations and agreements under this Agreement or the Buyer Ancillary Documents and to consummate the transactions contemplated hereby and thereby.
     5.5 Brokers and Finders. No investment banker, broker, finder, financial advisor or other intermediary has been retained by or is authorized to act on behalf of the Buyer who is entitled to receive from the Seller any fee or commission in connection with the transactions contemplated by this Agreement.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF HOLLY
     Holly hereby represents and warrants to Buyer and Seller that as of the date of this Agreement:
     6.1 Organization. Holly is an entity duly organized, validly existing and in good standing under the Laws of its state of organization.
     6.2 Authorization. Holly has full corporate power and authority to execute, deliver, and perform this Agreement and any Ancillary Documents to which it is a party. The execution, delivery, and performance by Holly of this Agreement and the consummation by Holly of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action of Holly. This Agreement has been duly executed and delivered by Holly and constitutes, and each such Ancillary Document executed or to be executed by Holly has been, or when executed will be, duly executed and delivered by Holly and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of Holly, enforceable against it in accordance with their terms, except to the extent that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting creditors’ rights and remedies generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.
     6.3 No Conflicts or Violations; No Consents or Approvals Required. The execution, delivery and performance by Holly of this Agreement and the Ancillary Documents to which it is a party does not, and consummation of the transactions contemplated hereby and thereby will not, (i) violate, conflict with, or result in any breach of any provisions of Holly’s organizational documents or (ii) subject to obtaining the Consents or making the registrations, declarations or filings set forth in the next sentence, violate any applicable Law or material contract binding upon Holly. No Consent of any Governmental Entity or any other person is required for Holly in connection with the execution, delivery and performance of this Agreement and the other Ancillary Documents to which Holly is a party or the consummation of the transactions contemplated hereby and thereby.
     6.4 Absence of Litigation. There is no Action pending or, to the knowledge of Holly, threatened against Holly or any of its affiliates relating to the transactions contemplated by this Agreement or which, if adversely determined, would reasonably be expected to materially impair the ability of Holly to perform its obligations and agreements under this Agreement or the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.
     6.5 Brokers and Finders. No investment banker, broker, finder, financial advisor or other intermediary has been retained by or is authorized to act on behalf of Holly who is entitled to receive from the Buyer any fee or commission in connection with the transactions contemplated by this Agreement.
ARTICLE VII
COVENANTS
     7.1 Cooperation. The Seller shall cooperate with the Buyer and assist the Buyer in identifying all licenses, authorizations, permissions or Permits necessary to own and operate the Transferred Assets from and after the Closing Date and, where permissible, transfer existing Permits to the Buyer, or, where not permissible, assist the Buyer in obtaining new Permits at no cost, fee or liability to the Seller.
     7.2 Additional Agreements. Subject to the terms and conditions of this Agreement, the Ancillary Documents and the Omnibus Agreement, each of the Parties shall use its commercially reasonable efforts to do, or cause to be taken all action and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the Parties and their duly authorized representatives shall use commercially reasonable efforts to take all such action.
     7.3 Post Closing Consents. With respect to any Consent set forth in Schedule 4.3 not obtained by the Seller on or before the Closing, the Seller shall use commercially reasonable efforts to obtain such Consent following the Closing. The Parties shall reasonably cooperate with each other in obtaining such Consents and shall keep each other reasonably informed of the status of and any developments with respect to obtaining such Consents. The commercially reasonable costs of obtaining such Consents shall be for the account of the Seller.
ARTICLE VIII
ADDITIONAL AGREEMENTS
     8.1 Further Assurances. After the Closing, each Party shall take such further actions, including obtaining consents to assignment from third parties, and execute such further documents as may be necessary or reasonably requested by the other Party in order to effectuate the intent of this Agreement and the Ancillary Documents and to provide such other Party with the intended benefits of this Agreement and the Ancillary Documents.
ARTICLE IX
INDEMNIFICATION
     9.1 Indemnification of Buyer and Seller. From and after the Closing and subject to the provisions of this Article IX, (i) Seller agrees to indemnify and hold harmless the Buyer Indemnified Parties from and against any and all Buyer Indemnified Costs and (ii) Buyer agrees to indemnify and hold harmless the Seller Indemnified Parties from and against any and all Seller Indemnified Costs.
     9.2 Defense of Third-Party Claims. An Indemnified Party shall give prompt written notice to Seller or Buyer, as applicable (the “Indemnifying Party”), of the commencement or assertion of any action, proceeding, demand, or claim by a third party (collectively, a "third-party action”) in respect of which such Indemnified Party seeks indemnification hereunder. Any failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it, he, or she may have to such Indemnified Party under this Article IX unless the failure to give such notice materially and adversely prejudices the Indemnifying Party. The Indemnifying Party shall have the right to assume control of the defense of, settle, or otherwise dispose of such third-party action on such terms as it deems appropriate; provided, however, that:
          (a) The Indemnified Party shall be entitled, at its own expense, to participate in the defense of such third-party action (provided, however, that the Indemnifying Party shall pay the attorneys’ fees of the Indemnified Party if (i) the employment of separate counsel shall have been authorized in writing by any the Indemnifying Party in connection with the defense of such third-party action, (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to have charge of such third-party action, (iii) the Indemnified Party shall have reasonably concluded that there may be defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, or (iv) the Indemnified Party’s counsel shall have advised the Indemnified Party in writing, with a copy delivered to the Indemnifying Party, that there is a material conflict of interest that could violate applicable standards of professional conduct to have common counsel);
          (b) The Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into or making any settlement, compromise, admission, or acknowledgment of the validity of such third-party action or any liability in respect thereof if, pursuant to or as a result of such settlement, compromise, admission, or acknowledgment, injunctive or other equitable relief would be imposed against the Indemnified Party or if, in the opinion of the Indemnified Party, such settlement, compromise, admission, or acknowledgment could have a material adverse effect on its business;
          (c) The Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such third-party action; and
          (d) The Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgment of any third-party action (i) as to which the Indemnifying Party fails to assume the defense within a reasonable length of time or (ii) to the extent the third-party action seeks an order, injunction, or other equitable relief against the Indemnified Party which, if successful, would materially adversely affect the business, operations, assets, or financial condition of the Indemnified Party; provided, however, that the Indemnified Party shall make no settlement, compromise, admission, or acknowledgment that would give rise to liability on the part of any Indemnifying Party without the prior written consent of such Indemnifying Party.

The parties hereto shall extend reasonable cooperation in connection with the defense of any third-party action pursuant to this Article IX and, in connection therewith, shall furnish such records, information, and testimony and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested.
     9.3 Direct Claims. In any case in which an Indemnified Party seeks indemnification hereunder which is not subject to Section 9.2 because no third-party action is involved, the Indemnified Party shall notify the Indemnifying Party in writing of any Indemnified Costs which such Indemnified Party claims are subject to indemnification under the terms hereof. Subject to the limitations set forth in Section 9.4(a), the failure of the Indemnified Party to exercise promptness in such notification shall not amount to a waiver of such claim unless the resulting delay materially prejudices the position of the Indemnifying Party with respect to such claim.
     9.4 Limitations. The following provisions of this Section 9.4 shall limit the indemnification obligations hereunder:
          (a) Limitation as to Time. The Indemnifying Party shall not be liable for any Indemnified Costs pursuant to this Article IX unless a written claim for indemnification in accordance with Section 9.2 or Section 9.3 is given by the Indemnified Party to the Indemnifying Party with respect thereto on or before 5:00 p.m., Dallas, Texas time, on the second anniversary of the Closing Date.
          (b) Sole and Exclusive Remedy. Each Party acknowledges and agrees that, after the Closing Date, notwithstanding any other provision of this Agreement to the contrary, the Buyer’s and the other Buyer Indemnified Parties’ and the Seller’s and the other Seller Indemnified Parties’ sole and exclusive remedy with respect to the Indemnified Costs shall be in accordance with, and limited by, the provisions set forth in this Article IX. The Parties further acknowledge and agree that the foregoing is not the remedy for and does not limit the Parties’ remedies for matters covered by the indemnification provisions contained in the Omnibus Agreement or the Throughput Agreement.
     9.5 Tax Related Adjustments. Seller and Buyer agree that any payment of Indemnified Costs made hereunder will be treated by the parties on their tax returns as an adjustment to the Purchase Price.
ARTICLE X
MISCELLANEOUS
     10.1 Expenses. Except as provided in Section 3.4 of this Agreement, or as provided in the Ancillary Documents or the Omnibus Agreement, all costs and expenses incurred by the Parties in connection with the consummation of the transactions contemplated hereby shall be borne solely and entirely by the Party which has incurred such expense.
     10.2 Notices.
          (a) Any notice or other communication given under this Agreement shall be in writing and shall be (i) delivered personally, (ii) sent by documented overnight delivery service, (iii) sent by email transmission, or (iv) sent by first class mail, postage prepaid (certified or registered mail, return receipt requested). Such notice shall be deemed to have been duly given (x) if received, on the date of the delivery, with a receipt for delivery, (y) if refused, on the date of the refused delivery, with a receipt for refusal, or (z) with respect to email transmissions, on the date the recipient confirms receipt. Notices or other communications shall be directed to the following addresses:
Notices to the Seller:
Navajo Pipeline Co., L.P.
100 Crescent Court, Suite 1600
Dallas, Texas 75201-6927
Attention: David L. Lamp
Email address: president@hollycorp.com
with a copy, which shall not constitute notice, but is required in order to give proper notice, to:
Navajo Pipeline Co., L.P.
100 Crescent Court, Suite 1600
Dallas, Texas 75201-6927
Attention: General Counsel
Email address: generalcounsel@hollycorp.com
Notices to the Buyer:
HEP Pipeline, L.L.C.
100 Crescent Court, Suite 1600
Dallas, Texas 75201-6927
Attention: David G. Blair
Email address: SVP-HEP@hollyenergy.com
with a copy, which shall not constitute notice, but is required in order to give proper notice, to:
HEP Pipeline, L.L.C.
100 Crescent Court, Suite 1600
Dallas, Texas 75201-6927
Attention: General Counsel
Email address: generalcounsel@hollycorp.com
          (b) Either Party may at any time change its address for service from time to time by giving notice to the other Party in accordance with this Section 10.2.
     10.3 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced under applicable Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.
     10.4 Governing Law; Waiver of Jury Trial. This Agreement shall be subject to and governed by the laws of the State of Delaware, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     10.5 Arbitration Provision. Any and all Arbitrable Disputes must be resolved through the use of binding arbitration using three arbitrators, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code). If there is any inconsistency between this Section 10.5 and the Commercial Arbitration Rules or the Federal Arbitration Act, the terms of this Section 10.5 will control the rights and obligations of the Parties. Arbitration must be initiated within the time limits set forth in this Agreement, or if no such limits apply, then within a reasonable time or the time period allowed by the applicable statute of limitations. Arbitration may be initiated by a Party (“Claimant”) serving written notice on the other Party (“Respondent”) that the Claimant elects to refer the Arbitrable Dispute to binding arbitration. Claimant’s notice initiating binding arbitration must identify the arbitrator Claimant has appointed. The Respondent shall respond to Claimant within thirty (30) days after receipt of Claimant’s notice, identifying the arbitrator Respondent has appointed. If the Respondent fails for any reason to name an arbitrator within the 30-day period, Claimant shall petition the American Arbitration Association for appointment of an arbitrator for Respondent’s account. The two arbitrators so chosen shall select a third arbitrator within thirty (30) days after the second arbitrator has been appointed. The Claimant will pay the compensation and expenses of the arbitrator named by it, and the Respondent will pay the compensation and expenses of the arbitrator named by or for it. The costs of petitioning for the appointment of an arbitrator, if any, shall be paid by Respondent. The Claimant and Respondent will each pay one-half of the compensation and expenses of the third arbitrator. All arbitrators must (i) be neutral parties who have never been officers, directors or employees of any of Seller, Buyer or any of their Affiliates and (ii) have not less than seven (7) years experience in the petroleum transportation industry. The hearing will be conducted in Dallas, Texas and commence within thirty (30) days after the selection of the third arbitrator. Seller, Buyer and the arbitrators shall proceed diligently and in good faith in order that the award may be made as promptly as possible. Except as provided in the Federal Arbitration Act, the decision of the arbitrators will be binding on and non-appealable by the Parties hereto. The arbitrators shall have no right to grant or award indirect, consequential, punitive or exemplary damages of any kind. The Arbitrable Disputes may be arbitrated in a common proceeding along with disputes under other agreements between Seller, Buyer or their Affiliates to the extent that the issues raised in such disputes are related. Without the written consent of the Parties, no unrelated disputes or third party disputes may be joined to an arbitration pursuant to this Agreement.
     10.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     10.7 Assignment of Agreement. At any time, the Parties may make a collateral assignment of their rights under this Agreement to any of their bona fide lenders or debt holders, or a trustee or a representative for any of them, and the non-assigning Parties shall execute an acknowledgment of such collateral assignment in such form as may from time to time be reasonably requested; provided, however, that unless written notice is given to the non-assigning Party that any such collateral assignment has been foreclosed upon, such non-assigning Party shall be entitled to deal exclusively with the Buyer or the Seller, as the case may be, as to any matters arising under this Agreement, the Ancillary Documents or the Omnibus Agreement (other than for delivery of notices required by any such collateral assignment). Except as otherwise provided in this Section 10.7, neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any Party without the prior written consent of the other Party hereto.
     10.8 Captions. The captions in this Agreement are for purposes of reference only and shall not limit or otherwise affect the interpretation hereof.
     10.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     10.10 Director and Officer Liability. The directors, managers, officers, partners and stockholders of the Buyer, the Seller and their respective affiliates shall not have any personal liability or obligation arising under this Agreement (including any claims that another party may assert) other than as an assignee of this Agreement or pursuant to a written guarantee.
     10.11 Integration. This Agreement, the Ancillary Documents and the Omnibus Agreement supersede any previous understandings or agreements among the Parties, whether oral or written, with respect to their subject matter. This Agreement, the Ancillary Documents and the Omnibus Agreement contain the entire understanding of the Parties with respect to the subject matter hereof and thereof. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement, the Ancillary Documents or the Omnibus Agreement unless it is contained in a written amendment hereto or thereto and executed by the Parties hereto or thereto after the date of this Agreement, the Ancillary Documents or the Omnibus Agreement.
     10.12 Effect of Agreement. The Parties ratify and confirm that except as otherwise expressly provided herein, in the event this Agreement conflicts in any way with the Omnibus Agreement, the terms and provisions of the Omnibus Agreement shall control.
     10.13 Amendment; Waiver. This Agreement may be amended only in a writing signed by all parties hereto. Any waiver of rights hereunder must be set forth in writing. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive any party’s rights at any time to enforce strict compliance thereafter with every term or condition of this Agreement.
     10.14 Survival of Representations and Warranties. The representations and warranties set forth in this Agreement shall survive the Closing until 5:00 p.m., Dallas, Texas time, on the anniversary of the Closing Date, except that the representations and warranties contained in Sections 4.1 (Organization), 4.2 (Authorization), 4.5 (Title to Transferred Assets),

4.9 (Waivers and Disclaimers), 5.1 (Organization) and 5.2 (Authorization) shall survive until the expiration of the applicable statute of limitations; provided, however, that any representation and warranty that is the subject of a claim for indemnification hereunder which claim was timely made pursuant to Section 9.4(a) shall survive with respect to such claim until such claim is finally paid or adjudicated.
ARTICLE XI
GUARANTEE
     11.1 Payment and Performance Guaranty. Holly unconditionally, absolutely, continually and irrevocably guarantees, as principal and not as surety, to Buyer the punctual and complete payment in full when due of all Buyer Indemnified Costs by the Indemnifying Party under the Agreement (collectively, the “Payment Obligations”). Holly agrees that Buyer shall be entitled to enforce directly against Holly any of the Payment Obligations.
     11.2 Guaranty Absolute. Holly hereby guarantees that the Payment Obligations will be paid strictly in accordance with the terms of the Agreement. The obligations of Holly under this Agreement constitute a present and continuing guaranty of payment, and not of collection or collectibility. The liability of Holly under this Agreement shall be absolute, unconditional, present, continuing and irrevocable irrespective of:
          (a) any assignment or other transfer of the Agreement or any of the rights thereunder of the Buyer;
          (b) any amendment, waiver, renewal, extension or release of or any consent to or departure from or other action or inaction related to the Agreement;
          (c) any acceptance by Buyer of partial payment or performance from the Indemnifying Party;
          (d) any bankruptcy, insolvency, reorganization, arrangement, composition, adjustment, dissolution, liquidation or other like proceeding relating to the Indemnifying Party, or any action taken with respect to the Agreements by any trustee or receiver, or by any court, in any such proceeding;
          (e) any absence of any notice to, or knowledge of, Holly, of the existence or occurrence of any of the matters or events set forth in the foregoing subsections (a) through (d); or
          (f) any other circumstance which might otherwise constitute a defense available to, or a discharge of, a guarantor.
     The obligations of Holly hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Payment Obligations or otherwise.
     11.3 Waiver. Holly hereby waives promptness, diligence, all setoffs, presentments, protests and notice of acceptance and any other notice relating to any of the Payment Obligations and any requirement for Buyer to protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against the Indemnifying Party, any other entity or any collateral.
     11.4 Subrogation Waiver. Holly agrees that it shall not have any rights (direct or indirect) of subrogation, contribution, reimbursement, indemnification or other rights of payment or recovery from the Indemnifying Party for any payments made by Holly under this Article XI until all Payment Obligations have been indefeasibly paid, and Holly hereby irrevocably waives and releases, absolutely and unconditionally, any such rights of subrogation, contribution, reimbursement, indemnification and other rights of payment or recovery it may now have or hereafter acquire against the Indemnifying Party until all Payment Obligations have been indefeasibly paid.
     11.5 Reinstatement. The obligations of Holly under this Article XI shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment of any of the Payment Obligations is rescinded or must otherwise be returned to the Indemnifying Party or any other entity, upon the insolvency, bankruptcy, arrangement, adjustment, composition, liquidation or reorganization of the Indemnifying Party or such other entity, or for any other reason, all as though such payment had not been made.
     11.6 Continuing Guaranty. This Article XI is a continuing guaranty and shall (i) remain in full force and effect until the first to occur of the indefeasible payment in full of all of the Payment Obligations, (ii) be binding upon Holly, its successors and assigns and (iii) inure to the benefit of and be enforceable by Buyer and its successors, transferees and assigns.
     11.7 No Duty to Pursue Others. It shall not be necessary for Buyer (and Holly hereby waives any rights which Holly may have to require Buyer), in order to enforce such payment by Holly, first to (i) institute suit or exhaust its remedies against the Indemnifying Party or others liable on the Payment Obligations or any other person, (ii) enforce Buyer’s rights against any other guarantors of the Payment Obligations, (iii) join the Indemnifying Party or any others liable on the Payment Obligations in any action seeking to enforce this Article XI, (iv) exhaust any remedies available to Buyer against any security which shall ever have been given to secure the Payment Obligations, or (v) resort to any other means of obtaining payment of the Payment Obligations.
ARTICLE XII
INTERPRETATION
     12.1 Interpretation. It is expressly agreed that this Agreement shall not be construed against any Party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision hereof or who supplied the form of Agreement. Each Party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transaction that this Agreement contemplates. In construing this Agreement:
          (a) examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

          (b) the word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions;
          (c) a defined term has its defined meaning throughout this Agreement and each Exhibit, Annex or Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;
          (d) each Exhibit, Annex and Schedule to this Agreement is a part of this Agreement, but if there is any conflict or inconsistency between the main body of this Agreement and any Exhibit, Annex or Schedule, the provisions of the main body of this Agreement shall prevail;
          (e) the term “cost” includes expense and the term “expense” includes cost;
          (f) the headings and titles herein are for convenience only and shall have no significance in the interpretation hereof;
          (g) the inclusion of a matter on a Schedule in relation to a representation or warranty shall not be deemed an indication that such matter necessarily would, or may, breach such representation or warranty absent its inclusion on such Schedule;
          (h) any reference to a statute, regulation or Law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder;
          (i) currency amounts referenced herein, unless otherwise specified, are in U.S. Dollars;
          (j) unless the context otherwise requires, all references to time shall mean time in Dallas, Texas;
          (k) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified; and
          (l) if a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).
     12.2 References, Gender, Number. All references in this Agreement to an “Article,” “Section,” “subsection,” “Exhibit” or “Schedule” shall be to an Article, Section, subsection, Exhibit or Schedule of this Agreement, unless the context requires otherwise. Unless the context clearly requires otherwise, the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby,” or words of similar import shall refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof. Cross references in this Agreement to a subsection or a clause within a Section may be made by reference to the number or other subdivision reference of such subsection or clause preceded by the word “Section.” Whenever the context requires, the words used herein shall include the masculine, feminine and neuter gender, and the singular and the plural.
[The Remainder of this Page is Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

HOLLY:

HOLLY CORPORATION

By:	/s/ David L. Lamp David L. Lamp
President

SELLER:

NAVAJO PIPELINE CO., L.P.

By:	Navajo Pipeline G.P., L.L.C Its General Partner

By:	/s/ George J. Damiris George J. Damiris
Vice President, Supply and Marketing

BUYER:

HEP PIPELINE, L.L.C.

By:	Holly Energy Partners — Operating, L.P., Its Sole Member

By:	/s/ David G. Blair David G. Blair
Senior Vice President
[Signature Page to Asset Purchase Agreement (Beeson)]

EXHIBIT A
Form of Assignment and Assumption Agreement

A - 1

EXHIBIT B
Form of Bill of Sale

B - 1

EXHIBIT C
Form of Crude Pipelines Agreement

C - 1

EXHIBIT D
Form of Restated Omnibus Agreement

D - 1

EXHIBIT E
Form of Subordinate Mortgage

E - 1

SCHEDULE 2.1(a)(i)
Real Property
Beeson Pipeline — an 8 inch 37 mile pipeline originating at Beeson pump station in Eddy County, NM and terminating at the Holly Corporation Refining facilities in Lea County, NM.
Easements

			Document	Recording
Original Grantor	Original Grantee	Document Type	Date	Date	County	Book/Page
State of New Mexico	Navajo Pipeline Co., L.P.	Grant of Right-of-Way	3/16/2009	N/R	Eddy & Lea, NM	N/R

Eidson Ranch, Inc.	Navajo Pipeline Co., L.P.	Right-of-Way & Easement	5/5/2009	5/27/2009	Lea	1632/756

SCHEDULE 2.1(a)(iv)
Construction Contracts
1. That certain “Construction Specifications for 8” Beeson Crude Pipeline from Loco Hills, N.M. to Lovington, N.M.” by and between Navajo Pipeline Company, LLC and D&D Pipeline Construction, Inc. dated February 27, 2009.

SCHEDULE 4.3
Consents and Post-Closing Consents
Easements

	Original		Document
Original Grantor	Grantee	Document Type	Date	Recording Date	County	Book/Page
State of New Mexico	Navajo Pipeline Co., L.P.	Grant of Right-of-Way	3/16/2009	N/R	Eddy & Lea, NM	N/R
Permits

Agency	Location	Permit Type	Permit Date	Permit #	Term
Lea County Board of Commissioners	C.R. 126 (Maljamar Road)	Application for Permit to Install Utility Facilities within Public Right of Way	3/17/2009	RX090310	25 years

Lea County Board of Commissioners	Hummingbird Road (L-122)	Application for Permit to Install Utility Facilities within Public Right of Way	3/17/2009	RX030909	25 years

Lea County Board of Commissioners	Williams Road (L-101)	Application for Permit to Install Utility Facilities within Public Right of Way	3/17/2009	RX090311	25 years

SCHEDULE 4.8
Permits

Agency	Location	Permit Type	Permit Date	Permit #	Term
Lea County Board of Commissioners	C.R. 126 (Maljamar Road)	Application for Permit to Install Utility Facilities within Public Right of Way	3/17/2009	RX090310	25 years

Lea County Board of Commissioners	Hummingbird Road (L-122)	Application for Permit to Install Utility Facilities within Public Right of Way	3/17/2009	RX030909	25 years

Lea County Board of Commissioners	Williams Road (L-101)	Application for Permit to Install Utility Facilities within Public Right of Way	3/17/2009	RX090311	25 years